UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section 240.14a-12

UNITED PARCEL SERVICE, INC.
(Name of Registrant as Specified in Its Charter)

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Commencing April 16, 2012, United Parcel Service, Inc. sent the following communication to certain shareowners.

URGENT NOTICE

April 16, 2012

Dear Shareowner,

According to our records, as of the date of this letter, your shares have not been voted. If you have voted since the date of this letter we thank you. If you have not voted, please vote your shares.

United Parcel Service, Inc.’s annual meeting of shareowners will be held on May 3, 2012. It is important that you vote your shares prior to the annual meeting.

The purposes of the meeting are:

1.	To elect 12 directors nominated by the board of directors to serve until our 2013 annual meeting of shareowners;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2012;

3.	To approve the 2012 Omnibus Incentive Compensation plan;

4.	To approve an amendment to the Discounted Employee Stock Purchase Plan;

5.	To vote on the shareowner proposal regarding lobbying disclosure; and

6.	To transact any other business as may properly come before the meeting.

The board of directors recommends that shareowners vote FOR all of the nominees for director in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

For the reasons described in the Company’s proxy statement, the board of directors recommends that shareowners vote AGAINST Proposal 5.

Your vote is important. Whether or not you expect to attend the annual meeting, please vote your shares. You may vote by Internet at www.proxyvote.com, by telephone at 1-800-690-6903, or by signing and returning the enclosed proxy card as soon as possible. Voting your shares ensures your representation at the annual meeting.

The proxy statement and annual report to shareowners are available at www.proxyvote.com.

Your prompt response is appreciated. If you need assistance in casting your vote, please call our proxy solicitor, Georgeson Inc., at 1-800-213-0473.

Sincerely,

United Parcel Service, Inc.